THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON ANY CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

LANZATECH GLOBAL, INC.

CONVERTIBLE PROMISSORY NOTE

$[ ]	[__], 2024

FOR VALUE RECEIVED, LanzaTech Global, Inc., a Delaware corporation (the “Company”), promises to pay to [________] (the “Holder”) the principal sum of $[ ] (such amount, inclusive of any PIK Interest (as defined below), the “Principal Amount”), together with interest as provided herein. This note (this “Note”) is issued pursuant to that certain Convertible Note Purchase Agreement, dated as of [__], 2024, as may be amended from time to time (the “Purchase Agreement”), by and among the Company, the Holder and the other purchasers of the Company’s convertible promissory notes party thereto, if any. This Note is one of a series of notes of like tenor that shall not exceed an aggregate principal amount of $150,000,000 issued by the Company pursuant to the Purchase Agreement (the “Notes”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.
The following is a statement of the rights of the Holder and the conditions to which this Note is subject and to which the Holder, by the acceptance of this Note, agrees:
1.Maturity Date; Application of Payments.
(a)Maturity Date. Subject to the provisions set forth in Section 4 below, the entire Outstanding Amount shall immediately become due and payable upon the earlier to occur of: (i) [__], 20291 (the “Maturity Date”), and (ii) the occurrence of a declaration of acceleration pursuant to Section 3(b).

(b)Application of Payments. Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments payable on account of the Outstanding Amounts on the Notes shall be paid and applied ratably and proportionately on the Outstanding Amounts of all outstanding Notes on the basis of their original principal amount.
1 Note to Draft: To be the date that is 60 months following the initial Closing under the Purchase Agreement.

All payments under this Note will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then-outstanding accrued interest has been paid in full, and then to the repayment of the Principal Amount until the Principal Amount has been paid in full.

2.Interest.
(a)Unless earlier converted as provided in Section 4 below, during each Interest Period, interest shall accrue on the Principal Amount during such Interest Period at a rate equal to 8.00% per annum; which interest shall be added to the outstanding Principal Amount of the Note on the last day of the applicable Interest Period (“PIK Interest”); provided, however, that the Company shall be permitted to pay all interest payable during such Interest Period in cash if the Company provides written notice of such payment to the Holder no later than five Business Days prior to the last day of any applicable Interest Period. Interest on the Note shall be computed on the basis of a 360-day year composed of twelve 30-day months and for partial months, on the basis of the number of days actually elapsed in the 30-day month. Each interest payment made shall be reflected on an updated Conversion/PIK Schedule, containing at a minimum the information shown on Schedule 1 hereto.

(b)Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Company shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

(c)The Company and the Holder acknowledge that the Note will be treated as issued with original issue discount for U.S. federal income tax purposes, within the meaning of section 1273 of the IRC. The issue price, amount of original issue discount, issue date and yield to maturity for the Note has been provided to Holder on the date hereof and may also be obtained by submitting a written request for such information to the Company at LanzaTech Global, Inc., 8045 Lamon Avenue, Suite 400, Skokie, Illinois 60077 and to the attention of Geoff Trukenbrod (Geoff@lanzatech.com), and Joe Blasko (Joe.Blasko@lanzatech.com).

3.Events of Default.
(a)Any one or more of the following events shall constitute an “Event of Default” under this Note:

(i)The Company fails to pay any of the Principal Amount when due and payable on the Maturity Date, upon a declaration of acceleration or otherwise;
(ii)The Company fails to pay interest on the Note when due and payable (other than PIK Interest), and the default continues for a period of 30 days;
(iii)The Company fails to comply with its obligation to convert the Notes upon exercise of the Holder’s conversion right in accordance with this Note and such failure continues for a period of five Business Days; provided, however, that a failure to convert the Note due to a violation of the Beneficial Ownership Limitation or the Share Conversion Cap shall not constitute a default or an Event of Default hereunder;
(iv)The Company materially breaches any of its covenants under the Purchase Agreement or Section 7 of this Note and (if capable of cure) fails to cure such breach within 15 days after the Requisite Noteholders deliver written notice of such breach to the Company;
(v)Any representations or warranties by Company in this Note or in the Purchase Agreement shall be untrue in any material respect;
(vi)This Note shall at any time cease to be valid and binding or in full force and effect (other than upon full satisfaction or repayment in accordance with the terms hereof);
(vii)Any default by the Company with respect to any mortgage, agreement or other instrument under which Indebtedness may be outstanding for borrowed money in excess of $2,500,000 in the aggregate, whether such Indebtedness now exists or shall be hereafter created, constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such acceleration shall not have been rescinded or annulled or such failure to pay has not been cured, as the case may be, within 30 days after written notice to the Company;
(viii)The Company’s or any Designated Subsidiary’s Board of Directors (or equivalent governing body) or equityholders adopt a resolution for the liquidation, dissolution or winding up of the Company or any such Designated Subsidiary, as applicable;
(ix)An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the Company or any Designated Subsidiary, or of a substantial part of the property or assets of the Company or any Designated Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Designated Subsidiary or for a substantial part of the property or assets of the Company or any Designated Subsidiary, or (C) the winding-up or liquidation of the Company, or Subsidiary and any such proceeding or petition shall continue undismissed for 60 days after filing or an order or decree approving or ordering any of the foregoing shall be entered;
(x)The Company or any Designated Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 3(a)(vii) above, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Designated Subsidiary or for a substantial part of the property or assets of the Company or any Designated Subsidiary, (D) make a general assignment for the benefit of creditors, or (E) take any action for the purpose of effecting any of the foregoing; or
(xi)The Common Stock ceases to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or any of their successors).
(b)Rights upon Event of Default. Upon the occurrence and during the continuance of an Event of Default, the interest rate on this Note shall increase by 4.0% per annum, and (other than an Event of Default described in Section 3(a)(ix) or 3(a)(x)), the Holder may, by notice to the Company, declare the entire Outstanding Amount thereon to be due and payable, whereupon the Outstanding Amount shall become immediately due and payable. Upon the occurrence of any Event of Default described in Section 3(a)(ix) or 3(a)(x), immediately and without notice or any further action required by the Holder, the Outstanding Amount shall become due and payable.
4.Conversion.
(a)Mandatory Financing Conversion. Subject to and in compliance with the provisions of this Section 4 below, upon the closing by the Company of an equity financing transaction at any time prior to the Maturity Date resulting in the Company receiving minimum gross proceeds in an amount that is the greater of (i) $40,000,000 and (ii) 50% of the total principal amount under the outstanding Notes immediately following the final Closing (excluding for these purposes the aggregate Outstanding Amount of this Note and any other convertible promissory notes or other instruments issued by the Company that are converting in connection with such financing) from the sale and issuance by the Company of Common Stock or any convertible preferred stock (such financing, a “Qualified Equity Financing”, and such Common Stock or convertible preferred stock, as the case may be, issued and sold in such financing, the “Qualified Equity Financing Stock”), the entire Outstanding Amount and any accrued and unpaid interest thereon shall, subject to the Share Conversion Cap, convert into a number of Conversion Shares (as defined below) equal to the quotient of (i) the Outstanding Amount, divided by (ii) the Qualified Financing Conversion Price (as defined below). For the avoidance of doubt, a Qualified Equity Financing shall not include any issuance of Notes by the Company. Upon conversion of this Note pursuant to this Section 4(a), the Holder hereby agrees to execute and deliver all such agreements relating to the purchase and sale of the Qualified Equity Financing Stock as well as any other stockholder agreements as are executed and delivered by all other investors participating in such Qualified Equity Financing.
(b)Optional Financing Conversion. Subject to and in compliance with the provisions of this Section 4 upon the closing by the Company at any time prior to the Maturity Date of an equity financing that does not qualify as a Qualified Equity Financing in which the Company sells and issues shares of Common Stock or convertible preferred stock (a “Non-Qualified Equity Financing” and such Common Stock or convertible preferred stock, as the case may be, issued and sold in such financing, the “Non-Qualified Equity Financing Stock”), at the option of the Holder pursuant to notice delivered to the Company by the Holder prior to the consummation of such Non-Qualified Equity Financing, and subject to the Share Conversion Cap, all or a portion of the entire Outstanding Amount and shall convert into a number of Conversion Shares equal to the quotient of (i) the Outstanding Amount and any accrued and unpaid interest thereon, divided by (ii) the Non-Qualified Financing Conversion Price. Upon conversion of this Note pursuant to this Section 4(b), the Holder hereby agrees to execute and deliver all such agreements relating to the purchase and sale of the Non-Qualified Equity Financing Stock as well as any other stockholder agreements as are executed and delivered by all other investors participating in such Non-Qualified Equity Financing. For the avoidance of doubt, a Non-Qualified Equity Financing shall not include any issuance of Notes by the Company.
(c)Optional Conversion on or Before Maturity. Subject to and in compliance with the provisions of this Section 4, at any time on or prior to the Maturity Date, the Holder may, subject in all cases to the Valuation Cap and the Share Conversion Cap, elect to convert the entire Outstanding Amount into a number of Conversion Shares equal to the quotient of (i) the aggregate outstanding Principal Amount and accrued and unpaid interest thereon, divided by (ii) the Valuation Cap.
(d)No mandatory or optional conversion pursuant to this Section 4 will be triggered upon (i) the grant or exercise of additional equity securities by the Company under the Company’s existing employee benefit plans, (ii) the issuance of shares upon the exercise or conversion of securities exercisable for, or convertible into, Common Stock outstanding on the date hereof, (iii) the issuance of Common Stock pursuant to an obligation of the Company in effect on the date hereof, (iv) the issuance or conversion of any Notes and (v) sales of Common Stock made by the Company under the At Market Issuance Sales Agreement, dated as of May 9, 2024, with B. Riley Securities, Inc. or any successor at-the-market program (collectively, a “Permitted Issuance”).
(e)If the Company, at any time during which this Note is outstanding:

(i)undergoes a reclassification, redesignation, subdivision, or recapitalization of its outstanding shares of Common Stock or makes any payment of a non-cash (stock) dividend on its outstanding shares of Common Stock, then in each case, the Valuation Cap for the purposes of conversions pursuant to this Section 4 shall be multiplied by a fraction, of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon conversion pursuant to this Section 4 shall be proportionately adjusted;
(ii)issues to all or substantially all holders of Common Stock, rights, options or warrants (other than as a Permitted Issuance) to subscribe to or purchase shares of Common Stock at a price per share that is less than the closing price on the Nasdaq Stock Market on the date of such issuance, then the Valuation Cap for the purposes of conversions pursuant to this Section 4 shall be multiplied by a fraction, of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event plus a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the closing price of the Common Stock on the Nasdaq Stock Market on the date of such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding before such event plus the total number of shares of Common Stock issuable pursuant to such rights, options or warrants, and the number of shares issuable upon conversion pursuant to this Section 4 shall be proportionately adjusted; or
(iii)makes a cash dividend to all or substantially all holders of Common Stock, then the Holder shall be entitled to such dividend only with respect to the Conversion Shares that it receives prior to the record date for determination of stockholders entitled to receive such dividend.
Any adjustment to the Valuation Cap made pursuant to this Section 4 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Such adjustments to the Valuation Cap will not be required in connection with a Permitted Issuance.
(f)Conversion Procedure.
(i)Mandatory Conversions. Upon mandatory conversion of this Note pursuant to Section 4(a) above, the Holder shall surrender this Note to the Company.
(ii)Optional Conversions. To effect an optional conversion of all or a portion of this Note pursuant to Section 4(b) above, the Holder shall deliver to the Company, no later than three Business Days following the date on which the Company provides notice to the Holder of its intent to complete the Non-Qualified Equity

Financing (from which date until the consummation or termination of the Non-Qualified Equity Financing, the Holder agrees to keep confidential any information provided by the Company regarding the planned Non-Qualified Equity Financing) a Notice of Conversion, substantially in the form attached hereto as Annex A (each, a “Notice of Conversion”), specifying the portion of the Principal Amount (and any accrued and unpaid interest thereon) to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). To effect an optional conversion of all or a portion of this Note pursuant to Section 4(c) above, the Holder shall deliver to the Company, no later than five Business Days prior to the Conversion Date, a Notice of Conversion specifying the portion of the Principal Amount (and any accrued and unpaid interest thereon) to be converted and the requested Conversion Date. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be, in the case of optional conversions pursuant to Section 4(b), the date of closing of the Non-Qualified Equity Financing, and in the case of optional conversions pursuant to Section 4(c), five Business Days after the date on which such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion, nor any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form shall be required. To effect optional conversions pursuant to Section 4(b) or 4(c) above, the Holder shall not be required to physically surrender this Note to the Company unless the entire Principal Amount of this Note has been so converted. Conversions hereunder shall have the effect of reducing the outstanding Principal Amount of this Note (and any accrued and unpaid interest thereon) in an amount equal to the applicable principal amount of the Notes so converted. The Company shall maintain a Conversion/PIK Schedule, containing at a minimum the information shown on Schedule 1 hereto, and showing historically, among other things, any Principal Amounts converted and the date of such conversions.
At the Company’s expense, the Company shall thereafter (in the case of optional conversions, not later than one Business Day after the Conversion Date) issue and deliver to the Holder, in book-entry form, the number of Conversion Shares to which the Holder shall be entitled upon such conversion of this Note, including a check payable to the Holder for any cash amounts payable in lieu of fractional shares as described in Section 4(h) below.
(g)Note No Longer Outstanding. Upon conversion or repayment of this Note, this Note shall no longer be deemed to be outstanding and all rights of the Holder as a holder of this Note shall cease, and the Company shall be released from all of its obligations and liabilities hereunder.
(h)Fractional Shares. No fractional equity securities shall be issued upon conversion of this Note. The Company shall, in lieu of issuing any fractional equity securities, pay the Holder cash equal to the product of such fraction multiplied by the applicable conversion price on the date of conversion.
5.Limitations on Conversions.
(a)Share Conversion Cap. Notwithstanding anything to the contrary in this Note, prior to the receipt of Nasdaq Stockholder Approval, or following the receipt of Nasdaq

Stockholder Approval and prior to the Authorized Share Amendment Date, as applicable, the aggregate number of shares of Common Stock issuable upon conversions of all outstanding Notes (including pursuant to a mandatory conversion under Section 4(a) of the Note) shall be subject to, and shall not exceed, the Share Conversion Cap.
(b)Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth in this Note, unless and until the Company has obtained the Nasdaq Stockholder Approval, the Holder shall not have the right to convert any portion of this Note (including pursuant to a mandatory conversion under Section 4(a) of the Note), to the extent that, after giving effect to such attempted conversion set forth on the Notice of Conversion, the Holder (or any of the Holder’s Affiliates or any other Person who would be a beneficial owner of Common Stock beneficially owned by the Holder for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note, subject to the Notice of Conversion, with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Conversion Shares issuable upon conversion of this Note, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder or any of its Attribution Parties that are subject to and would exceed a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 5(b), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, and the terms “beneficial ownership” and “beneficially own” have the meanings ascribed to such terms therein. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. For purposes of this Section 5(b), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual filing with the Commission, as the case may be, (ii) a more recent public announcement by the Company that is filed with the Commission, or (iii) a more recent notice by the Company or the Company’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. For any reason at any time, upon the written request of the Holder (which may be by e-mail), the Company shall, within three Business Days of such request, confirm in writing to the Holder (which may be by e-mail) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including conversion of this Note, by the Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be set at the discretion of the Holder to a percentage between 0% and 19.9% of the number of shares of the Common Stock outstanding or deemed to be outstanding as of the applicable measurement date, and such percentage shall be set at 9.9% if the Holder does not make such designation. The Company shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation and shall have no obligation to verify or confirm the accuracy of such determination. Notwithstanding the foregoing, by written notice to the Company, (i) the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 19.9%, and (ii) the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage, provided that such increase or decrease shall not become effective until the 61st day after such written notice is delivered to the Company. Upon such a change by the Holder of the Beneficial Ownership Limitation, not to exceed 19.9%, the Beneficial Ownership Limitation may not be further amended by the Holder without first providing the minimum notice as required by this Section 5(b). The provisions of this Section 5(b) shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained, and the shares of Common Stock underlying this Note in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.
(c)Any purported delivery of shares of Common Stock upon the conversion of the Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting Holder violating the Share Conversion Cap or the Beneficial Ownership Limitations.
(d)If the Company receives a Notice of Conversion from more than one Holder of Notes for the same Conversion Date, and due to the Share Conversion Cap, Beneficial Ownership Limitation or for any other reason, the Company can convert some, but not all of the Notes submitted for conversion on such Conversion Date into Common Stock, then the Company shall convert from each Holder of Notes electing to have Notes converted on such Conversion Date a pro rata amount of such Holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such Holder relative to the aggregate principal amount of all Notes submitted for conversion on such Conversion Date. Any Notes surrendered for conversion for which any shares of Common Stock are not required to be delivered pursuant to this Section 5 shall not be converted or extinguished and shall instead be returned to the holders and shall remain outstanding.
6.Redemption
(a)Except as set forth in this Section 5, this Note shall not be prepaid and redeemed by the Company, either in whole or in part, without the consent of the Requisite Noteholders (a “Consent Redemption”). The redemption price in any Consent Redemption shall be equal to the Outstanding Amount; provided, however that any such prepayment and redemption shall be made on a pro rata basis on all then-outstanding Notes.
(b)(i) Until [__], 2025, the Company may, without consent of the Requisite Noteholders, redeem and prepay the then-outstanding Notes in full, on the date of such redemption (the “Redemption Date”), in an amount equal to one and one half times the Redeemed Principal Amount, (ii) if the Redemption Date falls on or after [__], 2025 but before

[__], 2027, the Company may, without consent of the Requisite Noteholders, redeem and prepay the then-outstanding Notes in full, in an amount equal to two times the Redeemed Principal Amount and (iii) if the Redemption Date falls on or after [__], 2027, the Company may, without consent of the Requisite Noteholders, redeem and prepay the then-outstanding Notes in full on the Redemption Date, in an amount equal to three times the Redeemed Principal Amount. Upon such redemption and prepayment pursuant to clauses (i), (ii) and (iii), any and all accrued and unpaid interest on the Notes shall be deemed to have been repaid.
(c)The Company shall provide to each Holder at least 10 Business Days’ notice of any such prepayment and redemption (a “Redemption Notice”) and shall permit each Holder to exercise their optional conversion rights pursuant to Section 4(c) from the date of the Redemption Notice to the Redemption Date. All Redemption Notices shall state:
(i)the Redemption Date;
(ii)the redemption price, calculated in accordance with this Section 5 (the “Redemption Price”);
(iii)if pursuant to a Consent Redemption less than all the outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption of any such Notes, the Outstanding Amounts) of the particular Notes to be redeemed;
(iv)in case any Note is to be redeemed in part only pursuant to a Consent Redemption, that on and after the Redemption Date, upon surrender of such Note, the Holder will receive, without charge, a new Note or Notes for the Outstanding Amount thereof remaining unredeemed;
(v)that on the Redemption Date the redemption price will become due and payable upon each such Note to be redeemed and, if applicable, that interest thereon will cease to accrue on and after said date;
(vi)the place or places where each such Note is to be surrendered for payment of the Redemption Price; and
(vii)that the Notes are subject to conversion.
The Redemption Notice shall be irrevocable. The Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption amount therein specified, and from and after such date (unless the Company shall default in the payment of the redemption amount for each Note, including accrued interest) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with the Redemption Notice, such Note shall be paid by the Company at the redemption amount, together with accrued interest to the Redemption Date. If any Note called for redemption shall not be so paid upon surrender thereof for redemption, such event shall constitute an Event of Default for purposes of this Note and the principal and any premium shall, until paid, bear interest from the Redemption Date at the rate prescribed in the Note.
(d)The Holder shall surrender any Note which is to be redeemed only in part to the Company, and the Company shall execute and deliver to the Holder of such Note without service charge, a new Note or Notes, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.
7.Covenants.
(a)Dividends and Share Repurchases. For so long as any Notes remain outstanding, the Company shall not pay any dividends, make any repurchases of its equity (other than equity securities issued pursuant the Company’s employee benefit plans or in connection with the termination of an employee of the Company) or enter into any similar transactions without the consent of the Requisite Noteholders.
(b)Indebtedness. Without the prior written consent of the Requisite Noteholders, for so long as any Notes remain outstanding, the Company shall not create, incur, assume or suffer to exist any Indebtedness that is senior to the Notes, or cause its Subsidiary to do so, other than:
(i)Indebtedness outstanding on the date hereof listed on Schedule 2 and any renewal or replacement thereof, so long as such renewal or replacement does not increase the amount of such Indebtedness;
(ii)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(iii)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(iv)obligations to make payments of cash in lieu of fractional shares;
(v)Indebtedness owed by any Subsidiary to the Company or any other Subsidiary;
(vi)unsecured Indebtedness consisting of earn-outs, obligations with respect to purchase price adjustments, and other deferred payments of a similar nature and customary indemnification and similar obligations;
(vii)Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;
(viii)customer deposits and advance payments received in the ordinary course of business;

(ix)Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Company or any Subsidiary to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person, provided that the principal amount of such Indebtedness, individually, does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);
(x)Indebtedness in respect of letters of credit, bank guarantees, bonds and similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations under (A) workers’ compensation, unemployment insurance and other social security laws and (B) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature; in an aggregate amount for (A) and (B) not to exceed $5,000,000 at any time; and
(xi)extensions, refinancings, modifications, amendments and restatements of any items permitted by clauses (i) through (x) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Company, or its Subsidiary, as the case may be.
(c)Liens. Without the prior written consent of the Requisite Noteholders, for so long as any Notes remain outstanding, the Company shall not create, incur, assume or permit to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, or permit any Subsidiary to do so, other than:
(i)Liens outstanding on the date hereof listed on Schedule 3 and any renewal or replacement thereof, so long as such renewal or replacement does not increase the amount of the Indebtedness secured thereby;
(ii)Liens for taxes, fees, assessments or other government charges or levies, either (A) not due and payable or (B) being contested in good faith and for which the Company maintains adequate reserves on its books;
(iii)purchase money Liens or capital leases existing on equipment or software when acquired, if the Lien is confined to the property and any accessions, attachments, replacements and improvements thereon and the proceeds of the equipment and software;
(iv)Liens securing non-cash investments in joint ventures, corporate collaborations or strategic alliances in the ordinary course of business consisting of the licensing of technology, the development of technology or the providing of technical support;
(v)Liens of carriers, warehousemen, suppliers, or other persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to inventory and are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(vi)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;
(vii)leases or subleases of real property granted in the ordinary course of business, and leases, subleases, nonexclusive licenses or sublicenses of personal property granted in the ordinary course of business;
(viii)licenses of the Company’s intellectual property granted to third parties in the ordinary course of business, and licenses of intellectual property that could not result in a legal transfer of title of the licensed property;
(ix)Liens arising from attachments or judgments, orders, or decrees;
(x)licenses of over-the-counter software that is commercially available to the public;
(xi)deposits or pledges to secure the performance of bids, tenders, trade contracts, governmental contracts, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) arising in the ordinary course of business;
(xii)easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;
(xiii)Liens on insurance proceeds in favor of insurance companies granted solely as a security for financed premiums to the extent the Indebtedness secured thereby is permitted under Section 7(b)(vii);
(xiv)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(xv)purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases of personal property and analogous filings under applicable law outside of the United States;

(xvi)judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;
(xvii)Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (i) through (xvi), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase.
(d)Reservation of Shares; Listing. The Company covenants that, subject to the Requisite Stockholder Approvals, and the filing with and acceptance by, the Secretary of State of the State of Delaware of the Authorized Share Amendment, it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock a sufficient number of shares of Common Stock for the sole purpose of issuance upon conversion of this Note, free from preemptive rights or any similar rights, taxes, liens, charges, encumbrances or other actual contingent purchase rights of Persons other than the Holder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable, with the Holder being entitled to all rights accorded to a holder of Common Stock. The Company will cause each share of Common Stock issued pursuant to the terms of this Note to be admitted for listing on the Nasdaq Stock Market.
(e)Covenant to Seek Approvals. The Company shall use its reasonable best efforts to obtain the Requisite Stockholder Approvals at a special meeting of its stockholders (the “Special Meeting”), which such Special Meeting shall be held no later than 60 days following the date hereof (or 90 days following the date hereof in the event that the staff of the Commission conducts a review of the preliminary proxy statement filed in connection with the Special Meeting) (the “Requisite Stockholder Approval Deadline”). The Company shall use its reasonable best efforts to (i) solicit its stockholders’ approval of such resolutions, including engaging a proxy solicitor reasonably acceptable to the Requisite Noteholders and causing such proxy solicitor to reasonably assist in the solicitation of proxies in connection with the Special Meeting; and (ii) cause the Board of Directors to recommend to the stockholders that they approve such resolutions. If approval by the Company’s stockholders of the Requisite Stockholder Approvals are obtained at such meeting, the Company shall cause the Authorized Share Amendment to be duly adopted and filed with the Secretary of State of the State of Delaware no later than one Business Day following the receipt of such approval. If the Requisite Stockholder Approvals are not obtained at the Special Meeting, the Company shall cause an additional stockholder meeting to be held within 90 days of the date of the Special Meeting (the “Extended Stockholder Approval Period”). If the Requisite Stockholder Approvals are not obtained within the Extended Stockholder Approval Period, then the Company shall convene additional stockholder meetings every 90 days thereafter until the Requisite Stockholder Approvals are obtained.

8.Definitions.
(a)“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.
(b)“Authorized Share Amendment” means an amendment to the Company’s Amended and Restated Certificate of Incorporation, increasing the number of authorized shares of Common Stock by an amount equal to 200,000,000 (as such amount may be proportionately adjusted for any recapitalization, reorganization, reclassification, consolidation, subdivision, split-up, exchange of capital stock or similar event).
(c)“Authorized Share Amendment Date” means the date on which the Secretary of State of the State of Delaware has accepted the Authorized Share Amendment (which shall be following receipt by the Company of the Requisite Stockholder Approvals).
(d)“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
(e)“Common Stock” means common stock of the Company, par value $0.0001 per share.
(f)“Conversion Shares” means shares of Common Stock or convertible preferred stock of the Company.
(g)“Designated Subsidiary” means LanzaTech, Inc., LanzaTech NZ, Inc., LanzaTech Private Limited, LanzaTech Hong Kong Limited, LanzaTech NZ Limited, LanzaTech EU B.V., LanzaTech UK Limited and LanzaTech Fuels UK Limited.
(h)“Indebtedness” means (i) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit or (ii) obligations evidenced by notes, bonds, debentures or similar instruments; provided, however, that Indebtedness shall not include the Forward Purchase Agreement, dated February 3, 2023, by and among ACM ARRT H LLC, the Company (f/k/a AMCI Acquisition Corp. II) and LanzaTech NZ, Inc. and the Assignment and Novation Agreement, dated February 3, 2023, by and among the Company, LanzaTech NZ, Inc., ACM ARRT H LLC, and Vellar Opportunity Fund SPV LLC - Series 10, each as amended from time to time, or any amounts owed or obligations arising thereunder.

(i)“Interest Period” means, the period beginning on (and including) the date on which the Note is issued and ending on (and including) the earlier of (x) the anniversary date of such issuance and (y) the Maturity Date.
(j)“LanzaJet” means, LanzaJet, Inc., a Delaware corporation.
(k)“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.
(l)“Nasdaq Stockholder Approval” means the receipt by the Company of requisite approval from its stockholders in accordance with Nasdaq Stock Market Rule 5635 (i) to issue more than 19.9% of its outstanding shares of Common Stock at an issue price below the “minimum price” in connection with settlement of conversions of the Notes and (ii) to effect any “change of control” under Nasdaq Stock Market Rule 5635 in connection with settlement of conversions of the Notes.
(m)“Non-Qualified Financing Conversion Price” means the lower of (i) the lowest per-share selling price of Non-Qualified Financing Equity Financing Stock in the Non-Qualified Equity Financing and (ii) the Valuation Cap.
(n)“Outstanding Amount” means the outstanding Principal Amount and any unpaid accrued interest under or any other fees and expenses due pursuant to the terms of this Note.
(o)“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
(p)“Qualified Financing Conversion Price” means the lower of (i) the lowest per-share selling price of the Qualified Financing Equity Stock in the Qualified Equity Financing, less a 10% discount and (ii) the Valuation Cap.
(q)“Redeemed Principal Amount” means the original principal amount of this Note less any such principal amount that has been repaid or converted by the Company pursuant to this Note. For the avoidance of doubt, the Redeemed Principal Amount shall not include any PIK Interest.
(r)“Requisite Stockholder Approvals” means the Nasdaq Stockholder Approval and receipt by the Company of requisite approval from its stockholders of the Authorized Share Amendment.
(s)“Share Conversion Cap” means (i) as of any time prior to the receipt of Nasdaq Stockholder Approval, 39,553,013 shares of Common Stock (as such amount may be proportionately adjusted for any recapitalization, reorganization, reclassification, consolidation, subdivision, split-up, exchange of capital stock or similar event), and (ii) following the receipt of

Nasdaq Stockholder Approval and prior to the Authorized Share Amendment Date, 99,652,815 shares of Common Stock (as such amount may be proportionately adjusted for any recapitalization, reorganization, reclassification, consolidation, subdivision, split-up, exchange of capital stock or similar event), which amount shall be subject to increase on a share-by-share basis for any shares of Common Stock repurchased by the Company, or any reserves of shares of Common Stock released by the Company, on or after a Closing that remain available for re-issuance by the Company. For the avoidance of doubt, after the later to occur of the receipt of Nasdaq Stockholder Approval and the Authorized Share Amendment Date, the Share Conversion Cap shall no longer be applicable.
(t)“Valuation Cap” means, (i) with respect to any conversion pursuant to Section 4 that occurs with respect to a Note issued at the initial Closing under the Purchase Agreement, the price per share, on an as-converted to Common Stock basis, equal $1.52, and (ii) with respect to a Note issued at any Closing subsequent to the initial Closing under the Purchase Agreement, the price per share, on an as-converted to Common Stock basis, equal to the greater of (a) $1.56 and (b) the closing price per share of the Common Stock listed on the Nasdaq on the date prior to such subsequent Closing. In the event that the Company has not, within 60 days of the initial Closing under the Purchase Agreement, issued Notes having an aggregate principal amount of at least $80,000,000 (including this Note), the Valuation Cap with respect to a Note issued at the initial Closing shall be adjusted to a price per share, on an as-converted to Common Stock basis, equal to the lower of (a) $1.25 and (b) the closing price per share of the Common Stock listed on the Nasdaq on the date prior to such initial Closing. In the event that the Company has been issued or has received less than 60,000,000 shares of common stock of LanzaJet (inclusive of the 30,000,000 shares of LanzaJet common stock that were issued by LanzaJet to the Company prior to the date hereof), as such amount may be proportionately adjusted for any recapitalization, reorganization, reclassification, consolidation, subdivision, split-up, exchange of capital stock or similar event of LanzaJet, by the three-year anniversary of the initial Closing under the Purchase Agreement, then the Valuation Cap for any conversion occurring after the three-year anniversary of such initial Closing will be adjusted down by an amount equal to (A) (i) one minus (ii) the number of shares of common stock of LanzaJet issued to or received by the Company from LanzaJet as of the date of such conversion divided by 60,000,000 (as such amount may be proportionately adjusted for any recapitalization, reorganization, reclassification, consolidation, subdivision, split-up, exchange of capital stock or similar event of LanzaJet ), multiplied by (B) $1.90.2
9.Miscellaneous.
(a)No Stockholder Rights. The Holder shall not be entitled to vote or receive dividends or be deemed the holder of any equity securities of the Company that may at any time be issuable on the conversion hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a holder of equity securities of the Company or any right to vote for the election of directors or upon any matter submitted to holders of equity securities at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock,
2 NTD: Equal to $375,000,000 divided by total number of shares of Company’s common stock outstanding at the initial Closing.

change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Note shall have converted as provided herein.
(b)Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (in the case of loss, theft or destruction) of unsecured indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Company will make and deliver in lieu of such Note a new Note of like tenor and unpaid Principal Amount and dated as of the original date of this Note.
(c)Assignment. This Note may not be assigned by either party without the prior written consent of the other party hereto; provided, that, the Holder may assign this Note to any of its Affiliates without the prior consent of the Company. Subject to the Holder’s compliance with the foregoing, this Note shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
(d)Expenses. In the event any party is required to engage the services of an attorney for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys’ fees.
(e)No Set-Off. This Note is absolutely and unconditionally payable by the Company and is without any right of setoff which the Company now has, or may later acquire, with respect to any claim against the Holder.
(f)Waivers. The Holder shall not, by any act, delay, omission or otherwise, be deemed to have waived any of its rights and/or remedies hereunder, and no waiver whatsoever shall be valid unless in writing, signed by the Holder, and then only to the extent therein set forth. A waiver by the Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to or waiver of any right and/or remedy which the Holder would otherwise have on any future occasion. All rights and remedies of the Holder shall be cumulative and may be exercised singly or concurrently.
(g)Presentment. Presentment for payment, protest, notice of dishonor, notice of protest and all other notices in connection with the delivery, performance and enforcement of this Note are hereby waived by the Company.
(h)Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to the conflicts of laws provisions thereof.
(i)Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the New York Supreme Court, County of New York, or the United States District Court for the Southern District of New York, for the purpose of any suit, action or other proceeding arising out of or based upon this Note, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Note except in the New York Supreme Court, County of New York, or the United States District Court for the Southern District of New York and to the jurisdiction of the New York Supreme Court, County of New York, or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Note or the subject matter hereof may not be enforced in or by such court.
(j)[Reserved.]
(k)Other. This Note is subject to all of the terms, conditions and limitations set forth in Section 7 of the Purchase Agreement, which section is hereby incorporated into this Note, mutatis mutandis, as if it was set forth in its entirety herein.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first written above.

LANZATECH GLOBAL, INC.

By:___________________________________
Name:
Title:

Agreed and acknowledged:

[NOTEHOLDER]

By:___________________________________
Name:
Title:

[Signature Page to Convertible Promissory Note]

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert the principal under the Convertible Promissory Note due [__], 2029 (the “Note”) of LanzaTech Global, Inc, a Delaware corporation (the “Company”), into shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Notes.

By the delivery of this Notice of Conversion, except as otherwise noted below, the undersigned represents and warrants to the Company that its ownership of the Common Stock issuable in connection with this conversion does not exceed the amounts specified under Section 5(b) of the Note.

Conversion Date:

Principal Amount to be Converted:

DTC Account Delivery
Instructions:

Wire Instructions
(for cash payments):

Other Matters:

Updated Conversion/PIK Schedule Attached.

[______________]

By:
Name:
Title:

Dated:

SCHEDULE 1

CONVERSION/PIK SCHEDULE

This Conversion/PIK Schedule is part of, and reflects conversions made under Section 4 of and PIK Interest paid on, the Convertible Promissory Note, due on [__], 2029, in the original principal amount of $[_____] issued by LanzaTech Global, Inc., a Delaware corporation.

Date of Conversion, Amortization Payment or PIK Interest Payment (or for first entry, Original Issue Date)	Amount of Conversion, Amortization or PIK Interest	Aggregate Principal Amount Remaining Subsequent to Conversion, Amortization or PIK Interest(or original Principal Amount)

SCHEDULE 2

OUTSTANDING INDEBTEDNESS

SCHEDULE 3

OUTSTANDING LIENS